Exhibit 10.1
Dr. Knut Sturmhoefel	Novartis Pharma AG
Global BD&L	Lichtstrasse 35
Head Alliance Mgmt NSO	WSJ-790.322.11
CH-4056 Basel, Switzerland
Tel.: +41 61 624 1165
Fax.: + 41 61 324 5151
Email:
knut..sturmhoefel@novartis.com

26 June 2008

Hem Pandya
Chief Operating Officer
NexMed Inc.
89 Twin Rivers Drive
East Windsor, NJ 08520

Side Letter re: Early Payment of Phase III Milestone Payment according to the License Agreement dated September 13, 2005.

Dear Hem:

Novartis Pharma AG is exclusively developing NM100060 (Lamisil NSO) pursuant to Section 16.2 (Extension to Affiliates) of that certain License Agreement (“Agreement”) entered into September 13, 2005 by and between Novartis International Pharmaceutical Ltd., NexMed, Inc., and NexMed International Ltd. Capitalized terms used in this Side Letter that are not otherwise defined herein shall have the meaning provided for in the Agreement.

In accordance with Section 7.2 (Milestone Payments) of the Agreement, the one-time, non-refundable, non-creditable Milestone Payment of six million US dollars ($6 mUSD), pursuant to Section 7.2(a) and subject to Section 7.2(b) of the Agreement, shall become payable to NexMed upon the occurrence of the Phase III Completion Milestone, as defined in the Agreement as follows:

“Phase III Completion Milestone” means the positive outcome of the first Phase III Clinical Trial for a Product based on the final study report for such trial and demonstrating a safety and efficacy profile sufficient to warrant preparation and filing of an NDA as determined by Novartis, such safety and efficacy profile to be provided to NexMed by Novartis prior to the initiation of the Phase III Clinical Trial.

Notwithstanding the foregoing, Novartis agrees that the Phase III Completion Milestone payment will be based on Novartis’ review and approval of the first interpretable results of the final study report, provided however that NexMed: (a) has promptly within thirty (30) days of the date of this Side Letter transferred the IND for the Product (IND No. 67,826) to Novartis; and (b) agrees to provide full and timely support for Novartis' preparation of the NDA for the Product.

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Upon triggering of the Phase III Completion Milestone, Novartis will endeavor to make payment within five (5) business days of its receipt of NexMed’s invoice but in any event not later than thirty (30) days.

To indicate your acceptance of the foregoing, kindly return one original of the enclosed duplicate of this Side Letter, duly executed, to the above address.

Sincerely yours,

Novartis Pharma AG

/s/ Dr. Knut Sturmhoefel	/s/ Liouba Laederich
Dr. Knut Sturmhoefel	Liouba Laederich
Global BD&L, Head Alliance Mgmt NSO	Legal Counsel

AGREED & ACCEPTED:

 NexMed, Inc.

/s/ Vivian Liu	/s/ Hemanshu Pandya
Name: Vivian Liu	Name: Hemanshu Pandya
Title: President and Chief Executive Officer	Title: Vice President and Chief Operating Officer

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